Exhibit 8
LIST OF MATERIAL SUBSIDIARIES AND JURISDICTION OF INCORPORATION

Jurisdiction of
Name of subsidiary	Incorporation
SCOR U.S. Corp.	Delaware

SCOR Reinsurance Company	New York

SCOR Canada Reinsurance Company	Canada

SCOR Italia Riassicurazioni S.p.A.	Italy

SCOR Deutschland Rückversicherungs-Actien-Gesellschaft	Germany

SCOR (UK) Group Ltd.	United Kingdom

SCOR Life US Re Insurance Company	Texas

Commercial Risk Partners Ltd.	Bermuda

SCOR Reinsurance Asia Pacific Pte. Ltd.	Singapore

IRP Holdings Limited	Ireland

SCOR Financial Services Limited	Ireland

SCOR VIE	France